Exhibit 10.1

AGREEMENT

1.

This agreement is entered by and between CoConnect through a majority of its board, directors, (Dean Becker, Robert Thele and Richard Ferguson) and David Black.

2.

CoConnect requires an infusion of capital to clean up its corporate structure. Richard Ferguson agrees to provide $25,000.00 within 3 days of the execution of this agreement for the purpose of:

a.  Paying the accountant for the company for past unpaid services;

b.  Paying the accountant for the company to complete the financial statements needed for the Company to file timely its required quarterly statements, most notably the quarterly statements due on April 2, 2007;

c.  Paying the unpaid wage claims of John Heerhold, John Schwartz and Mark Walker (a portion of such wage claims have been resolved with the claimants accepting stock in lieu of cash); and

d. Paying such other expenses of the Company as the Board of Directors authorizes.

There shall be no reimbursements to any party for expenses advanced on behalf of the Company from the $50,000 advance.

3.

David Black shall advance up to $25,000.00 once the funds from Ferguson have been exhausted.

4.

Richard Ferguson shall pay the $25,000.00 from his own checking account and shall provide an accounting of the specific expenses paid. At the time that the $25,000.00 from Richard Ferguson is exhausted, then David Black shall pay up to $25,000.00 for the Company as specifically authorized by the Board of Directors. All payments shall be made within three calendar days of request for payment by the Board of' Directors.

5.

Within 180 days from the date of this agreement, the company will either be acquired or additional investors will be obtained for a merger as acceptable to a majority of the board of directors.

Upon either a merger or acquisition, the first funds received by the Company will be utilized to repay the $25,000.00 advance of Ferguson, together with 10% and the total amount of money advanced by Black, together with 10%, as agreed in this document.

6.

At the time of either a merger or acquisition and subsequent to the repayment or the advances from Ferguson and Black, Black will receive $55,000.00 in cash for services previously rendered to CoConnect based upon receipt of a detailed itemized statement from Black verifying the time, expense, hours and work performed by Black for CoConnect. Upon receipt of such funds, David Black will return the 5.5 million shares which he has held as security to CoConnect.

7.

After the repayment of the advances and the $55,000 to David Black, Richard Ferguson will be paid all cash he has advanced the company subject to agreement by a majority of the Board of Directors. Such repayment of expenses include:

a.  $50,000.00 paid to CoConnect, Inc. by Ferguson in the fall of 2005 for which Ferguson received a promissory note of repayment from the company. Ferguson will forgive interest owed.

b.  $100,000.00 ratified by the Board of Directors in consideration for services rendered to the company in 2006. Upon receipt of said payment, Richard Ferguson will return the 10 million shares which were issued to him in lieu of a cash payment.

c.  $3153.90 Paid to Action Stock Transfer to settle CoConnect's outstanding balance owed to the transfer agent.

d.  $21,388.48 for CoConnect, Inc. office rental at 7430 Creek Road, Suite 102 Sandy, Utah 84093 in the amount of $2673.56 per month from July 15, 2006 through March 15, 2007.

8.

David Black will also be reimbursed for the time which he spends in working towards a consummation of either a sale or merger with another entity, drafting, negotiations, and any matter pertaining to the implementation of this agreement at his usual hourly rate of $250.00 per hour,

9.

Thereafter, Donald Purser, attorney, will receive a cash amount to be determined and stock in the new entity to compensate him for his past services. The parties do not agree as to the amount of Purser's bill, however, they agree to negotiate in good faith with Purser to resolve the issue.

10.

The Board of Directors agrees to conduct a meeting to approve the terms and conditions contained herein and this Agreement shall become binding upon the company after a majority vote of the Board.

11.

The Parties agree that the intent of this agreement is to facilitate the best interest of the company and its shareholders that no part of the agreement shall be enforceable or authorized to the extent it is in violation of state or federal securities laws and/or regulations.

12.

In the event that there is not a acquisition or merger acceptable to a majority of the board of directors within 180 days of this Agreement, Ferguson and Black shall each be awarded immediately 50% of the remaining authorized and un-issued shares post reverse and Black will convey to Ferguson ½ of all shares in his name the intent of is that Ferguson and Black will have equal number of shares. In the event Black and Ferguson receive said shares pursuant to this paragraph, the company may repurchase said shares for a period of 90 days by paying Ferguson $25,000.00 plus 10%, Black $25,000.00 plus 10% and those amounts due as set forth above.

13.

The parties also agree that the agreement may be signed, in counterpart and that a facsimile may be considered original.

14.

Upon completion of the obligations and agreements set forth herein, each of the parties hereto, hereby releases same from any claims which each may have against each other, whether known or unknown as of March 23, 2007.

/s/ Richard Ferguson

RICHARD FERGUSON

/s/ David O Black

DAVID O. BLACK

/s/ Dean Becker

DEAN BECKER

Secretary, Member of the Board

/s/ Robert Thele

ROBERT THELE

Chairman of the Board

/s/ Richard Ferguson

RICHARD FERGUSON

President, C.E.O. and Member of the Board

____________________________

CoConnect by ROBERT THELE representing a

majority of the Board of Directors

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